EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FOURTH QUARTER 2004 RESULTS,
SETS RECORD DATE FOR ANNUAL MEETING AND
ESTABLISHES COMMON DIVIDEND SCHEDULE FOR 2005

     DALLAS – January 27, 2005 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $8,149,000, or $0.17 per diluted common share, for the quarter ended December 31, 2004, compared to $13,096,000 or $0.56 per diluted common share, for the same period in 2003. Operating income was $0.22 per common share for the fourth quarter of 2004, compared to $0.32 for the third quarter of 2004 and $0.63 for the fourth quarter of 2003. A table reconciling net income per diluted common share (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)) to operating income per common share (a non-GAAP financial measure calculated to exclude depreciation on real estate, any gain on asset sales and redemptions of collateralized mortgage obligations (“CMOs”), and the dilutive effects, if present, of the Series B preferred shares) is included in this release.

     The Company reported net income of $41,805,000, or $1.33 per diluted common share, for the year ended December 31, 2004 compared to $60,659,000, or $2.60 per diluted common share reported in 2003.

     Capstead operates as a real estate investment trust earning income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments primarily consist of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae (collectively “Agency Securities”). Capstead has also made limited investments in credit-sensitive commercial real estate-related assets, including the direct ownership of real estate.

Annual Meeting Record Date

     The Company announced that the record date for determining stockholders entitled to notice of and to vote at the annual meeting of stockholders on April 21, 2005 will be the close of business on February 16, 2005. The Company’s proxy statement and annual report will be mailed to stockholders in early March.

Fourth Quarter Results and Related Discussion

     Fourth quarter 2004 operating income declined from the third quarter of 2004 as the benefits of portfolio growth and higher investment yields were offset by higher borrowing costs. Acquisitions of ARM securities totaled $604 million during the fourth quarter, more than offsetting portfolio runoff of $264 million and contributing to an increase in average portfolio outstanding for the quarter by over $500 million to $3.2 billion. Acquisitions totaled over $2.0 billion year-to-date, surpassing runoff of $881 million and resulting in an increase in the mortgage investments portfolio of over 50% for the year.

     Financing spreads (the difference between yields earned on mortgage investments and rates charged on related borrowings) declined 34 basis points during the fourth quarter of 2004 to 1.08%, as higher investment yields were more than offset by increases in borrowing rates. The overall yield earned on the portfolio averaged 3.16% during the fourth quarter, a 16 basis point improvement over the prior quarter reflecting the benefit of higher interest rates on that portion of the portfolio’s underlying loans resetting during the period. Yields on ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically to a margin over a current short-term interest rate index (typically, a one-year index), subject to periodic and lifetime limits or caps. Coupon interest rate resets are expected to continue trending higher in the aggregate, contributing to improving portfolio yields in the coming quarters. For example, if one-year interest rates remain at current levels, the average yield on the existing portfolio could increase approximately 87 basis points by the fourth quarter of 2005. Yields are also affected by mortgage prepayment rates, which have an impact on how quickly purchase premiums are amortized to earnings. Actual yields will depend on portfolio composition as well as fluctuations in, and market expectations for fluctuations in, interest rates and mortgage prepayment rates.

     Average rates on borrowings secured by mortgage investments increased 50 basis points to 2.08% during the fourth quarter of 2004 compared to the prior quarter and are expected to increase further in 2005. The Federal Reserve’s Federal Open Market Committee (the “Federal Reserve”) has acted to increase short-term interest rates by raising the federal funds rate 25 basis points at each of its last five meetings and is expected to continue to increase rates in response to current growth expectations for the United States economy. In light of these market conditions, during 2004 the Company extended maturities for up to two years on a portion of its borrowings. By doing so the Company effectively locked in attractive financing spreads on the Company’s modest position in fixed-rate securities and longer-to-reset ARM securities over the average expected fixed-rate terms of these investments. Interest rates on the rest of the Company’s short-term borrowings remain largely dependent on actions by the Federal Reserve to change short-term interest rates, market expectations of future changes in short-term interest rates and the extent of changes in financial market liquidity.

     Commenting on Capstead’s recent investing activity and future direction, Andrew F. Jacobs, President and Chief Executive Officer, said, “We are pleased with our success during 2004 in more fully deploying existing capital, as well as new common equity capital raised this past year, into attractively priced ARM securities. With these acquisitions, we increased the size of the mortgage investments portfolio to nearly $3.4 billion by year-end. Because the majority of the portfolio currently consists of ARM securities backed by mortgage loans with coupon interest rates that reset at least annually, we believe the Company is well positioned to manage through the anticipated higher interest rate environment, albeit at a lower earnings level than what we achieved the last several years when short-term interest rates were declining. While we anticipate that managing a large portfolio of ARM securities will remain the core focus of our investment strategy and that we can earn attractive risk-adjusted returns on such investments, we are continuing to investigate other real estate-related opportunities that can provide attractive risk-adjusted returns over the long term with relatively low sensitivity to changes in interest rates.

     “We are particularly pleased with results achieved in 2004 raising and deploying over $64 million of new equity capital through limited sales of common shares in the open market. These sales occurred throughout the year and the resulting new capital was quickly deployed into new investments resulting in minimal dilution to earnings as compared to delays typically experienced deploying large amounts of new capital raised with more traditional stock offerings. Importantly, these sales were highly accretive to the book value of existing stockholders. If market conditions allow, we may raise more new capital in 2005 to fund additional investments.”

     In conclusion, Mr. Jacobs cautioned, “The effects of rising borrowing costs on financing spreads can eventually be mitigated by ARM security yield increases. However, interest rates on the Company’s borrowings rise (and fall) almost immediately while ARM security yields change slowly by comparison because the coupon interest rates on the underlying mortgage loans generally reset only once or twice a year and the amount of each reset can be limited or capped. Given current market expectations for further gradual increases in the federal funds rate totaling an additional 100 basis points by late 2005 and provided we can continue to deploy capital made available from portfolio runoff into suitable investments at attractive prices, we anticipate that earnings will decline modestly during the first half of the year before beginning to recover.”

Results of Capital Raising Activity

     In February 2004 the Company began selling common shares into the open market on a limited basis, resulting in the issuance of 4,812,600 common shares, including 1,249,500 shares during the fourth quarter, and increasing common shares outstanding to 18,867,180 by December 31, 2004. With these sales, Capstead has raised over $64 million of new common equity at an average price of $13.32 per share, after expenses.

Book Value per Common Share

     As of December 31, 2004, the Company’s book value per common share was $7.91, an increase of $1.24 during the year. Increases in book value from raising common equity capital at prices in excess of book value more than offset the effects of declines in the aggregate unrealized gain on the Company’s mortgage investments portfolio primarily as a result of portfolio runoff, and dividend payments in excess of GAAP net income. Common stock issuances contributed $1.71 per share to book value while declines in the aggregate unrealized gain on the Company’s investments (most of which are debt securities carried at fair value with changes in fair value reflected in stockholders’ equity) and other elements of accumulated other comprehensive income lowered book value by $0.25 per share. Dividend payments in excess of GAAP net income, which results primarily because the Company currently distributes all cash flow from its net-leased real estate, lowered book value by $0.22 per share.

     The unrealized gain on the Company’s mortgage investments portfolio can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair values of investments not carried at fair value on the Company’s balance sheet generally will not affect book value.

Scheduled 2005 Common Share Dividend Dates

     The Company’s 2005 scheduled common share dividend dates are as follows:

Quarter	Declaration Date	Record Date	Payable Date
First Second Third Fourth	March 17 June 16 September 15 December 15	March 31 June 30 September 30 December 30	April 21 July 21 October 21 January 20, 2006

*  *  *  *  *

     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. Relative to direct investments in real estate, these factors may include, but are not limited to, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Mortgage securities and similar investments ($3.3 billion pledged under repurchase arrangements)	$3,382,372	$2,195,117
CMO collateral and investments	56,187	167,571

	3,438,559	2,362,688
Real estate held for lease, net of accumulated depreciation	129,705	133,414
Receivables and other assets	46,688	41,880
Cash and cash equivalents	73,030	16,340

	$3,687,982	$2,554,322

Liabilities
Repurchase arrangements and similar borrowings	$3,166,059	$1,975,178
Collateralized mortgage obligations (“CMOs”)	55,735	166,807
Borrowings secured by real estate	120,001	120,206
Common stock dividend payable	4,151	8,829
Accounts payable and accrued expenses	9,497	6,264

	3,355,443	2,277,284

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 and 211 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively ($3,317 aggregate liquidation preference)	2,827	2,956
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at December 31, 2004 and December 31, 2003 ($180,025 aggregate liquidation preference)	176,705	176,707
Common stock — $0.01 par value; 100,000 shares authorized; 18,867 and 14,015 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	189	140
Paid-in capital	516,704	456,198
Accumulated deficit	(387,718)	(387,718)
Accumulated other comprehensive income	23,832	28,755

	332,539	277,038

	$3,687,982	$2,554,322

Book value per common share	$7.91	$6.67

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Interest income:
Mortgage securities and similar investments	$25,318	$18,959	$84,355	$85,343
CMO collateral and investments	1,027	3,041	6,766	34,101

Total interest income	26,345	22,000	91,121	119,444

Interest and related expense:
Repurchase arrangements and similar borrowings	15,819	5,556	38,695	24,606
CMO borrowings	873	2,775	6,012	33,926
Mortgage insurance and other	58	91	232	392

Total interest and related expense	16,750	8,422	44,939	58,924

Net margin on financial assets	9,595	13,578	46,182	60,520

Real estate lease income	2,622	2,465	10,116	10,028

Real estate-related expense:
Interest	1,219	1,057	4,472	4,327
Depreciation	927	927	3,708	3,708

Total real estate-related expense	2,146	1,984	8,180	8,035

Net margin on real estate held for lease	476	481	1,936	1,993

Other revenue (expense):
Gain on asset sales and CMO redemptions	–	9	–	4,560
CMO administration and other	297	925	813	1,784
Incentive fee payable to former affiliate	–	–	–	(500)
Other operating expense	(2,219)	(1,897)	(7,126)	(7,698)

Total other revenue (expense)	(1,922)	(963)	(6,313)	(1,854)

Net income	$8,149	$13,096	$41,805	$60,659

Net income	$8,149	$13,096	$41,805	$60,659
Less cash dividends paid on preferred stock	(5,064)	(5,068)	(20,259)	(20,273)

Net income available to common stockholders	$3,085	$8,028	$21,546	$40,386

Net income per common share:
Basic	$0.17	$0.57	$1.34	$2.89
Diluted	0.17	0.56	1.33	2.60
Cash dividends declared per share:
Common – regular quarterly	$0.220	$0.630	$1.580	$3.100
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(In thousands)
(Unaudited)

	December 31, 2004					December 31, 2003
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)
Debt securities held available- for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$603	$3	$606	$661	$55	$76
ARMs	2,116,454	39,572	2,156,026	2,170,766	14,740	21,625
Ginnie Mae ARMs	1,017,517	7,583	1,025,100	1,033,506	8,406	5,281

	3,134,574	47,158	3,181,732	3,204,933	23,201	26,982

Non-agency Securities:
Fixed-rate	830	—	830	883	53	—
ARMs	39,977	359	40,336	40,814	478	1,006

	40,807	359	41,166	41,697	531	1,006
CMBS — adjustable rate	51,159	10	51,169	51,207	38	9
CMO collateral and investments	11,893	321	12,214	12,467	253	499

	$3,238,433	$47,848	$3,286,281	$3,310,304	$24,023	$28,496

Debt securities held-to-maturity: (b)
Released CMO collateral:
Agency securities:
Fixed-rate	$34,935	$143	$35,078	$36,801	$1,723	$113
Non-agency securities:
Fixed-rate	33,508	24	33,532	34,803	1,271	4,310
ARMs	15,638	287	15,925	15,902	(23)	(230)

	84,081	454	84,535	87,506	2,971	4,193
CMO collateral and investments	42,846	874	43,720	43,804	84	224

	$126,927	$1,328	$128,255	$131,310	$3,055	$4,417

(a)	Unrealized gains and losses on investments in debt securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are generally recognized in operating results only if sold. Investments in real estate held for lease are not classified as debt securities. Consequently, these assets are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Investments in debt securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(Dollars in thousands)
(Unaudited)

	4th Quarter Average(a)			As of December 31, 2004}		Projected	Lifetime
		Actual	Actual	Premiums		1st Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$38,502	6.19%	36%	$146	$35,684	6.26%	39%
ARMs	1,962,130	3.11	30	39,572	2,156,026	3.30	33
Ginnie Mae ARMs	1,056,508	3.01	28	7,583	1,025,100	3.18	29

	3,057,140	3.11	29	47,301	3,216,810	3.29	32

Non-agency securities:
Fixed-rate	35,844	6.27	30	24	34,362	6.40	38
ARMs	58,422	3.49	24	646	56,261	3.82	37

	94,266	4.55	26	670	90,623	4.79	37
CMBS	51,237	3.10	1	10	51,169	3.69	1

	3,202,643	3.16	29	$47,981	3,358,602	3.34	31

Related borrowings:
30-day LIBOR	2,410,911	2.02			2,460,311	2.58
> 30-day LIBOR	565,598	2.33			705,748	2.45

	2,976,509	2.08			3,166,059	2.55

Capital employed/ financing spread	$226,134	1.08			$192,543	0.79

Return on assets (c)		1.18				0.98

(a)	Basis represents the Company’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected acquisitions and runoff over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect expectations for 25 basis point increases in the federal funds rate at the February 2, and March 22, 2005 Federal Reserve meetings.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.

CAPSTEAD MORTGAGE CORPORATION
COMPARISON OF OPERATING INCOME *
AND DILUTED INCOME PER SHARE
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	December 31, 2004		September 30, 2004		December 31, 2003
	Operating	Diluted	Operating	Diluted	Operating	Diluted
Net income	$8,149	$8,149	$9,487	$9,487	$13,096	$13,096
Adjustments for:
Depreciation on real estate	927	—	927	—	927	—
Gain on asset sales and CMO redemptions	—	—	—	—	(9)	—
Dividends on antidilutive preferred shares	(5,064)	(5,064)	(4,983)	(5,064)	(4,983)	—

	$4,012	$3,085	$5,431	$4,423	$9,031	$13,096

Weighted average common shares outstanding	18,222	18,222	16,645	16,645	13,998	13,998
Net effect of dilutive securities:
Preferred B shares	—	—	—	—	—	9,030
Preferred A Shares	—	—	303	—	313	313
Stock options	25	25	25	25	30	30

	18,247	18,247	16,973	16,670	14,341	23,371

	$0.22	$0.17	$0.32	$0.27	$0.63	$0.56

*	Capstead reports operating income per common share (a non-GAAP financial measure calculated excluding depreciation on real estate, any gain on asset sales and CMO redemptions, and the dilutive effects, if present, of the Series B preferred shares) under the belief it provides investors with a useful supplemental measure of the Company’s operating performance. Operating income represents a measure of the amount of funds generated by operations, which may, at the discretion of Capstead’s Board of Directors, be used for reinvestment or distributed to common stockholders as dividends. Depreciation on real estate, although an expense deductible for federal income tax purposes and therefore an item that reduces Capstead’s REIT distribution requirements, is added back to arrive at operating income because it is a noncash expense. Gains are excluded because they are considered non-operating in nature and the amount and timing of any such gains are dependent upon investment strategies and future market conditions. The Series B preferred shares are considered dilutive, for diluted net income per common share purposes only, whenever annualized basic net income per common share exceeds $2.16 (the Series B preferred share annualized dividend of $1.26 divided by the current conversion rate of 0.5839). Operating income per common share excludes the dilutive effects, if present, of the Series B preferred shares because it is not economically advantageous to convert these shares at market prices of both the common shares and Series B preferred shares; therefore, few, if any, Series B preferred share conversions are expected.